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                                                    EXHIBIT 11



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the statement of additional information of Connecticut Mutual Investment Accounts, Inc. (1933 Act File No. 2-75276) on behalf of CMIA National Municipals Account, CMIA California Municipals Account, CMIA Massachusetts Municipals Account, CMIA New York Municipals Account, and CMIA Ohio Municipals Account of our reports relating to the National Municipals Portfolio, California Municipals Portfolio, Massachusetts Tax Free Portfolio, New York Tax Free Portfolio, and Ohio Tax Free Portfolio, dated October 27, 1995.



   /s/  DELOITTE & TOUCHE LLP
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     Deloitte & Touche LLP

  Boston, Massachusetts
  January 19, 1996